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March 11, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Amendment No. 1 to Form 8-K to be filed by Gargoyles, Inc. We agree with the statements made in response to that item insofar as they relate to our firm.

                                   BDO Seidman, LLP